Exhibit 4.1

SECOND AMENDMENT TO TAX BENEFITS PRESERVATION PLAN

SECOND AMENDMENT (this “Amendment”), dated as of September 18, 2023, to the Tax Benefits Preservation Agreement (the “Tax Benefits Preservation Plan”), dated as of December 22, 2022, between Clarivate Plc, a no par value public limited company formed under the laws of Jersey (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), as amended by the First Amendment to Tax Benefits Preservation Plan, dated as of January 6, 2023. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Tax Benefits Preservation Plan.

W I T N E S S E T H

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Tax Benefits Preservation Plan to provide for the termination of the Tax Benefits Preservation Plan as of end of day October 1, 2023;

WHEREAS, Section 24 of the Tax Benefits Preservation Plan provides, among other things, that at any time on or prior to a Distribution Date (as defined in the Tax Benefits Preservation Plan), the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Tax Benefits Preservation Plan in any respect without the approval of any holders of Rights;

WHEREAS, no Distribution Date has occurred on or prior to the date hereof; and

WHEREAS, the Board has authorized and approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

Section 1.          Amendments. Section 1(a) of the Tax Benefits Preservation Plan is hereby amended by deleting the definition of “Final Expiration Date” in its entirety and inserting the following in place thereof:

““Final Expiration Date” means end of day October 1, 2023.”

Section 2.           Full Force and Effect. Except as expressly amended hereby, the Tax Benefits Preservation Plan shall continue in full force and effect in accordance with the provisions thereof.

Section 3.           Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.           Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. To the fullest extent permitted by law, unless the Board determines otherwise, the courts of the Island of Jersey shall be the sole and exclusive forum for any claim relating to or brought pursuant to this Amendment by any Person (including any record or Beneficial Owner of Ordinary Shares or Preferred Shares, any record, registered or Beneficial Owner of a Right or any Acquiring Person); provided, that the courts of the State of New York or the United States District Court for the Southern District of New York shall be the sole and exclusive forum for any claim relating solely to the rights and duties of the Rights Agent solely in its individual capacity under this Amendment.

Section 5.           Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CLARIVATE PLC

By:	/s/ Jonathan Collins
Name: Jonathan Collins
Title: Executive Vice President & Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to Second Amendment to Tax Benefits Preservation Plan]